Exhibit 99.1

Ionetix Announces Approval of Abbreviated New Drug Application for Gallium Ga-68 Gozetotide (PSMA-11)

Leading particle accelerator company expands portfolio of positron emission tomography diagnostics

LANSING, Mich., May 26, 2026 (GLOBE NEWSWIRE) -- Ionetix Corporation (“Ionetix”), a leading particle accelerator company focused on the medical, materials testing and nuclear energy space, announced today that the Federal Drug Administration (FDA) has approved its Abbreviated New Drug Application for Gallium Ga-68 gozetotide. Ionetix is the first commercial drug manufacturer to receive ANDA approval for the drug.

“Ionetix is excited to have the opportunity to offer gallium Ga-68 gozetotide to enable PSMA-PET imaging of men with prostate cancer,” said Jill Wilson, Vice President of Regulatory Affairs and Quality Assurance. “This approval will allow Ionetix to provide doses to underserved areas from our existing multi-site network of PET facilities.”

Gallium Ga-68 gozetotide injection is a radioactive diagnostic agent indicated for positron emission tomography (PET) scanning of prostate-specific membrane antigen (PSMA) positive lesions in men with prostate cancer with suspected metastasis who are candidates for initial definitive therapy with suspected recurrence based on elevated serum prostate-specific antigen (PSA) level. The product is supplied in a single-dose capped syringe in approximately 8 to 10mL and has a three-hour expiration from end of synthesis.

Ionetix’s patent-protected superconducting cyclotron technology supports unique particle accelerator solutions with applicability across the medical and industrial applications. Ionetix is currently generating revenue in the medical isotopes space, in both PET diagnostics and alpha emitter therapeutics.

About Ionetix

Ionetix is a leader in cyclotron technology and radioisotope manufacturing, providing innovative solutions that enable access to scarce isotopes for diagnostic and therapeutic radiopharmaceuticals. Ionetix supplies high-purity Actinium-225 (Ac-225) and Astatine-211 (At-211) for use in targeted alpha therapies, supported by a comprehensive distribution network, contract drug manufacturing services, and specialized “white glove” logistics to ensure global access.

Safe Harbor for Forward-Looking and Cautionary Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, that are subject to risks and uncertainties and are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements relate to, among others, our plans, objectives and expectations for our business, operations and financial performance and condition. Forward-looking statements can include terminology such as “may,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “will,” “could,” “project,” “target,” “potential,” “continue” and similar expressions that do not relate solely to historical matters or actual results.

IR@ionetix.com; +1-517-252-4069

For media inquiries, please contact: PR@ionetix.com

Source: Ionetix Corporation